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                               DEBT RESOLVE, INC.
                        707 Westchester Avenue, Suite L7
                          White Plains, New York 10604


                                                              September 8, 2005


U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549-0306
Attention:    Mr. Blaise Rhodes
              Staff Accountant, Mail Stop 3561

              Re:    Debt Resolve, Inc.
                     Amendment No. 1 to Current Report on Form 8-K/A,
                     dated August 16, 2005 and originally filed August 22, 2005 (File No. 000-29525)
                     --------------------

Ladies and Gentlemen:

         In connection with Debt Resolve's response to comments received from the staff of the U.S. Securities and Exchange Commission (the "Commission") by letter dated September 1, 2005, Debt Resolve acknowledges:

         1. Debt Resolve is responsible for the adequacy and accuracy of the disclosure in the filing;

         2. Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

         3. Debt Resolve may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                Very truly yours,

                               DEBT RESOLVE, INC.


                                    By: /s/ James D. Burchetta
                                        ----------------------------------------
                                        James D. Burchetta
                                        Co-Chairman and Chief Executive Officer